Exhibit 12(a)(5)(A)

Investor/Media Contact:
Robert J. Cierzan, Vice President, Finance
Sylvia J. Castle, Investor Relations
(858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA REPORTS RESULTS OF TENDER OFFER

Poway, CA, October 1, 2007 — Aldila, Inc. (NASDAQ:NMS:ALDA) (“the Company”) today announced the results of its modified “Dutch Auction” tender offer, which expired at 5:00 p.m, New York Time, on Friday, September 28, 2007. Approximately 371,244 shares were tendered, representing approximately 6.7% of the shares outstanding at the commencement of the Offer. The Company is accepting for purchase all validly tendered shares of its common stock at a price of $16.85 per share, subject to confirmation by the depositary of the proper delivery of shares validly tendered and not withdrawn.

The Company is transferring the funds to purchase these shares to American Stock Transfer & Trust Company, the depositary, which will promptly pay for the shares accepted for purchase. With completion of the tender offer, The Company has approximately 5,152,000 shares of common stock outstanding.

MacKenzie Partners, Inc. served as the information agent and American Stock Transfer & Trust Company served as depositary in the tender offer.  Stockholders and investors who have questions or need information about the tender offer may call MacKenzie Partners at (212) 929-5500 or toll-free at (800) 322-2885)

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About the Company -

Aldila is a leader among manufacturers of high performance graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers.  Aldila also manufactures composite prepreg material for its golf shaft business and external sales.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  Forward-looking statements are necessarily subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K for the year ended December 31, 2006, under “Business Risks” in Part I, Item 1, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Part I, Item 7 of the Form 10-K, and reports on Form 10-Q and Form 8-K, all of which can be obtained at www.sec.gov.